                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                           CITIZENS UTILITIES COMPANY
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

   [GRAPHIC OMITTED]
                                                          Administrative Offices
                                             High Ridge Park, Stamford, CT 06905
                                                                  (203) 614-5600





--------------------------------------------------------------------------------

                                                                 March 22, 1999



Dear Fellow Stockholder:

     I am pleased to invite you to attend the 1999 Annual Meeting of the Stockholders of Citizens Utilities Company which will be held at the Wyndham Anatole Hotel, Dallas, Texas, on Thursday, May 20, 1999 at 10:00 a.m., Central Time.

     At last year's Annual Meeting, almost 85 percent of Citizens' outstanding shares were represented. We hope that the percentage will be even higher at the forthcoming meeting. It is important that your shares be represented whether or not you attend the meeting. In order to insure that you will be represented, we ask that you sign, date, and return the enclosed proxy. If present, you may revoke your proxy and vote in person.

     Attendance at the Annual Meeting will be limited to employees and to stockholders as of the record date or their authorized representative. Because of space limitations, admission to the Annual Meeting will be by admission card only. Registered stockholders planning to attend the meeting should complete and return the advance registration form on the back page of this Proxy Statement. An admission card will be mailed to you about two weeks before the meeting. If your shares are held through an intermediary such as a bank or broker, you should request an admission card by writing to Shareholder Services, Citizens Utilities Company, High Ridge Park, Stamford, CT 06905. Please include proof of ownership such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding the stock confirming your beneficial ownership.

   We look forward to seeing and meeting with you at the annual meeting.


                                        Cordially,


                                        [GRAPHIC OMITTED]

                                        Leonard Tow
                                        Chairman and Chief Executive Officer




                                                              [GRAPHIC OMITTED]

   [GRAPHIC OMITTED]
                                                          Administrative Offices
                                             High Ridge Park, Stamford, CT 06905
                                                                  (203) 614-5600





--------------------------------------------------------------------------------

                                                                 March 22, 1999



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ------------

To the Stockholders of
CITIZENS UTILITIES COMPANY:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Citizens Utilities Company will be held at the Wyndham Anatole Hotel, Dallas, Texas, on Thursday, May 20, 1999 at 10:00 a.m., Central Time, for the following purposes:


     1. To elect directors; and


     2. To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders during ordinary business hours, for a period of ten days prior to the meeting, at the office of Citizens Communications, Three Northpark East, 8800 North Central Expressway, Suite 800, Dallas, TX 75231 and at the site of the meeting on the meeting date.


                                        By Order of the Board of Directors



                                        Charles J. Weiss
                                        Secretary

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens Utilities Company (the "Company" or "Citizens") to be voted at the annual meeting of stockholders of the Company referred to in the foregoing notice. The mailing address of the administrative offices of the Company is High Ridge Park, P.O. Box 3801, Stamford, Connecticut 06905. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is March 31, 1999.

     Only holders of record of the Company's common stock, par value $.25 per share (the "Common Stock"), as of the close of business on March 22, 1999 (the "Record Date"), will be entitled to notice of and to vote at the annual meeting. As of the Record Date, there were 259,698,972 shares of Common Stock outstanding, each of which is entitled to one vote at the annual meeting. As of the Record Date, an additional 68,480 shares of Common Stock were outstanding and held by the Company as treasury shares. The Company has no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the annual meeting.

     Directors will be elected by a plurality vote of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote at the meeting. Abstentions will have the effect of a negative vote with respect to the election of directors. Brokers who hold shares in street name for customers do not have discretionary authority to vote on certain items when they have not received instructions from beneficial owners; shares represented by proxies indicating that the broker has not voted the shares on such matters are "broker non-votes". Under applicable Delaware law, a broker non-vote would be counted for purposes of determining a quorum, but would not be counted for purposes of determining the outcome of the vote for any proposal. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name for customers that have not given instructions to such brokers do have the authority to vote on the election of directors. Stockholders may not cumulate their votes. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees. Stockholders who execute proxies may revoke them at any time before they are voted.

Stock Ownership of Directors and Executive Officers


     No person or "group" of persons is known by the Company to own beneficially more than 5% of the Common Stock of the Company.

     The following table reflects shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) as of February 28, 1999 by each director of the Company, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and the current directors and all executive officers of the Company as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                                                      Common                   Acquirable         Percentage
                                                                       Stock                     Within           Of Common
Name                                   Position                       Owned(1)                  60 Days(2)          Stock(3)
----                           -------------------------            ------------               -----------        -----------
Norman I. Botwinik             Director                                 89,947(4)                  65,734               *
Robert J. DeSantis             CFO, Vice President and                 264,164                    219,877               *
                               Treasurer
Daryl A. Ferguson              President and COO                       609,749(5)                 519,814               *
Aaron I. Fleischman            Director                                105,889                     70,204               *
James C. Goodale               Director                                 44,766                     32,366               *
Stanley Harfenist              Director                                 84,160                     70,204               *
Andrew N. Heine                Director                                 70,364                     70,205               *
O. Lee Jobe                    Vice President --                        96,898                     26,507               *
                               Communications Sector
John L. Schroeder              Director                                 75,803                     70,204               *
David B. Sharkey               President                                46,262(5)                  45,174               *
                               Electric Lightwave, Inc.
Robert Siff                    Director                                 67,809(6)                  61,626               *
Robert A. Stanger              Director                                 72,743                     70,204               *
Charles H. Symington, Jr.      Director                                 65,295                     59,516
Edwin Tornberg                 Director                                 22,424(7)                  13,376               *
Claire L. Tow                  Director                              9,842,705(5,8,9)           3,299,457(10)        3.66%
Leonard Tow                    Chairman and CEO                      9,842,705(5,8,11)          3,299,457(12)        3.66%
All Executive Officers and                                          11,796,689                  5,156,073            4.39%
Directors as a group
(20 persons)

------------
*   Represents less than 1% of the Company's outstanding Common Stock.

(1) Pursuant to rules of the Securities and Exchange Commission, includes shares acquirable as further described in footnote (2). Shares owned as of February 28, 1999 may be determined by subtracting the number under "Acquirable Within 60 Days" from that under "Common Stock Owned."

(2) Reflects number of shares that could be purchased by exercise of options as of February 28, 1999 or within 60 days thereafter under the Company's Management Equity Incentive Plan, the Equity Incentive Plan (the "EIP"), or the Non-employee Directors' Deferred Fee Equity Plan (the "Directors' Plan"), as applicable.

(3) Based on number of shares outstanding at, or acquirable within 60 days of, February 28, 1999.

(4) Includes 11,322 shares of Common Stock owned by Mr. Botwinik's wife. Mr. Botwinik disclaims beneficial ownership of such shares.

(5) Leonard Tow, Daryl Ferguson and David Sharkey also own 150,000, 125,000 and 125,000 shares of Class A Common Stock of ELI, respectively, representing approximately 1.7%, 1.4% and 1.4% of the outstanding shares of Class A Common Stock of Electric Lightwave, Inc., a subsidiary of the Company ("ELI"). A portion of these shares are restricted performance shares. Claire Tow also is deemed to beneficially own the foregoing shares of Class A Common Stock of ELI held by Leonard Tow but disclaims beneficial ownership of all such shares owned by Leonard Tow.

(6) Includes 6,183 shares of Common Stock owned by Sidebore Limited Partnership Trust.

 (7) Includes 651 shares of Common Stock owned by Mr. Tornberg's wife. Mr. Tornberg disclaims beneficial ownership of such shares.

 (8) Includes 4,647,389 shares of Common Stock owned by Century Investors Inc., a wholly-owned subsidiary of Century Communications Corp. ("Century"), of which Leonard Tow is Chairman of the Board, Chief Executive Officer and a Director and Claire Tow is Senior Vice President and a Director. Claire Tow is the wife of Leonard Tow. These shares of Common Stock are included in the above table for Leonard Tow and Claire Tow as required by the definition of beneficial ownership set forth in Rule 13d-3 under the Securities Exchange Act of 1934. By reason of the definition of beneficial ownership, Leonard Tow and Claire Tow are deemed to have an approximate 91% voting interest in the common stock of Century and therefore each of Leonard Tow and Claire Tow is deemed to have an indirect beneficial interest in such 4,647,389 shares of Common Stock of the Company. Claire and Leonard Tow have shared voting and investment power with respect to the 4,647,389 shares of Common Stock owned by Century Investors, Inc. Except to the extent of such indirect interest, both Leonard Tow and Claire Tow disclaim beneficial ownership of any of these shares of Common Stock of the Company. The Company owns 5.5% of the Class A common stock of Century, representing approximately 2.4% of the total outstanding common stock of Century. See "Certain Other Relationships and Related Transactions."

 (9) Includes 18,607 shares of Common Stock held by Claire Tow as custodian for her minor grandchildren; 1,160,242 shares of Common Stock owned by her husband, Leonard Tow; and 2,038 shares of Common Stock held in an individual retirement account for the benefit of her husband, Leonard Tow. Claire Tow disclaims beneficial ownership of all such shares.

(10) Includes 3,229,253 shares of Common Stock acquirable by Leonard Tow within 60 days. Claire Tow disclaims beneficial ownership of all such shares.

(11) Includes 18,607 shares of Common Stock held by his wife, Claire Tow, as custodian for her minor grandchildren and 1,590 shares of Common Stock held in an individual retirement account for the benefit of his wife, Claire Tow. Leonard Tow disclaims beneficial ownership of all such shares.

(12) Includes 70,204 shares of Common Stock acquirable by Claire Tow within 60 days. Leonard Tow disclaims beneficial ownership of all such shares.


                             ELECTION OF DIRECTORS

     At the meeting, 11 directors are to be elected to hold office until the next annual meeting and until their successors have been elected and qualified. All of the nominees are currently serving as directors of the Company. James Goodale, a current director, has decided not to stand for re-election. Directors will be elected by a plurality of the votes of the holders of shares of Common Stock, present in person or represented by proxy at the meeting and entitled to vote at the meeting. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the nominees specified. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice. The information concerning the nominees and their security holdings has been furnished by them to the Company. Leonard Tow and Claire Tow are husband and wife. There are no other family relationships between any of the nominees.

Norman I. Botwinik     President, Botwinik Brothers, Inc., machine tool        Director Since 1968
                       sales, 1957-1983; Director, Executive Re, Inc. 1990-
                       1993; and Director Emeritus, Board of Governors,
                       University of New Haven. Age 82.

Aaron I. Fleischman    Senior Partner of Fleischman and Walsh, L.L.P., a       Director Since 1989
                       Washington, DC law firm specializing in regulatory,
                       corporate-securities and litigation matters for tele-
                       communications, regulated utility and transportation
                       companies, since 1976. Director, Southern Union
                       Company. Age 60.

Stanley Harfenist           President and Chief Executive Officer of Adesso,        Director Since 1992
                            Inc., manufacturer of hardware for the Macintosh
                            computer, 1993 to present; President, Chief Operat-
                            ing Officer and Director of Players International,
                            Inc., 1985 to 1993; Officer, Sega Enterprises, 1982
                            to 1984; and Officer, Knickerbocker Toy Company,
                            Inc., 1978 to 1982. Director of ELI. Age 66.

Andrew N. Heine             Of Counsel, Gordon Altman Butowsky Weitzen Sha-         Director Since 1975
                            lov & Wein, September 1995 to present; practicing
                            attorney/investor, 1989 to present; Of Counsel, Cur-
                            tis Mallet-Prevost, Colt & Mosle, October 1987 to
                            1989; Director, FPA Group. Age 70.

John L. Schroeder           Director, Morgan Stanley Dean Witter Funds, 1994        Director Since 1980
                            to present; Executive Vice President and Chief
                            Investment Officer, The Home Insurance Company,
                            1991 to 1995; Chairman of the Board and Chief
                            Investment Officer, Axe-Houghton Management,
                            Inc., and Axe-Houghton Funds, 1983 to 1990; Presi-
                            dent and Director, USF&G Investment Management
                            Group, Inc., 1990 to 1991. Age 68.

Robert D. Siff              Consultant, Regional Banks, 1987 to present; Direc-     Director Since 1989
                            tor, Century Communications Corp., 1987 to 1997.
                            Age 74.

Robert A. Stanger           Chairman, Robert A. Stanger & Company, invest-          Director Since 1992
                            ment banking and consulting services, 1978 to
                            present. Publisher, The Stanger Report. Director,
                            Callon Petroleum Company, Inc., exploration and
                            production of oil and natural gas. Director, ELI. Age
                            59.

Charles H. Symington, Jr.   Director, 3i Corporation, an investment company;        Director Since 1995
                            Director, NASDAQ Stock Market Education Foun-
                            dation; until April 1998, Director, INA Life Insur-
                            ance of New York, a subsidiary of CIGNA; until
                            1997, Director, S.G. Warburg & Co., Inc., an invest-
                            ment bank; and until 1997, Director, Camping
                            World, Inc. Age 68.

Edwin Tornberg              President and Director, Edwin Tornberg & Company,       Director Since 1992
                            brokers, management consultants and appraisers
                            serving the communications industry, 1957 to
                            present. President and Director, Radio 780, Inc.
                            (Washington, DC), 1977 to present. Vice President
                            and Director, Radio One Five Hundred, Inc. (India-
                            napolis, Ind.), 1959 to present. Chairman and Direc-
                            tor, New World Radio Inc. (Washington, DC), 1992
                            to present. Chairman, Treasurer and Director, Global
                            Radio, LLC. (Philadelphia, PA), 1997 to present.
                            Age 72.

Claire L. Tow               Senior Vice President since 1992 and Vice President     Director Since 1993
                            and Director since 1988 of Century Communications
                            Corp., a cable television company. Age 68.

Leonard Tow    Chairman and Chief Executive Officer, Citizens          Director Since 1989
               Utilities Company, 1990 to present; Chief Financial
               Officer, 1991 to 1997. Chief Executive Officer and
               Director of Century Communications Corp., a cable
               television company, since its organization in 1973 to
               present, Chairman of the Board since 1989 and
               Chief Financial Officer, 1973 to 1996. Chairman of
               the Board, ELI. Director, Hungarian Telephone and
               Cable Corp. Director, United States Telephone Asso-
               ciation, Age 70.

     The Board of Directors of the Company recommends that you vote "for" the election of all nominees for director.

     The Board of Directors held 12 meetings in 1998. Each director attended at least 75% of such meetings and at least 75% of the total number of meetings held by all committees of the Board on which he or she served as described below under "Committees of the Board."

Committees of the Board

     The Board has standing Executive, Audit, Compensation, Nominating and Retirement Plan Committees.

     Executive Committee. The Executive Committee is composed of Dr. Tow as Chairman and Messrs. Harfenist, Fleischman and Stanger. In 1998 the Committee met once. During intervals between meetings of the Board, the Executive Committee has the power and authority of the Board over the management of the business affairs and property of the Company, except for powers specifically reserved by Delaware law or by the Company's Restated Certificate of Incorporation.

     Audit Committee. The Audit Committee is composed of Mr. Heine as Chairman and Messrs. Goodale, Schroeder, Siff, Stanger and Symington. The Committee met 3 times in 1998. The Committee's functions are to review the arrangements for and scope of the independent accountants' audit, as well as to review the adequacy of the system of internal accounting controls and recommend improvements thereto. The Committee discusses and reviews, with management and the independent accountants, the Company's draft annual report on Form 10-K and other major accounting, reporting and audit matters. The Committee also has oversight over the Company's Internal Audit Department and is authorized to review potential conflicts.

     Compensation Committee. The Compensation Committee is composed of Mr. Stanger as Chairman and Messrs. Botwinik, Harfenist, Symington and Tornberg. The Committee met 7 times in 1998. The Committee reviews the Company's general compensation strategies, acts as the Committee for Citizens Incentive Plan, the Management Equity Incentive Plan, the Equity Incentive Plan, the Employee Stock Purchase Plan and the Non-Employee Directors Deferred Fee Equity Plan and establishes and reviews compensation for the Chief Executive Officer and other executive officers of the Company.

     Nominating Committee. The Nominating Committee is chaired by Mr. Harfenist, and Messrs. Botwinik and Fleischman are its other members. In 1998, the Committee did not meet. The Committee's function is to recommend candidates for election to the Board of Directors. The Nominating Committee will entertain suggestions for nominees from stockholders, which should be made in writing, addressed to Mr. Harfenist, c/o the Company, on or before the date specified under "Stockholder Proposals" and include a description of the qualifications of the suggested nominee and any information concerning the suggested nominee and his or her interests, direct or indirect, by securities holdings or otherwise, in the Company, called for by the regulations of the Securities and Exchange Commission.

     Retirement Plan Committee. The Retirement Plan Committee is composed of Mr. Schroeder as Chairman and Mrs. Tow and Messrs. Botwinik, Symington and Tornberg. The Committee oversees the retirement plans of the Company. The Committee met twice in 1998.

                            DIRECTORS' COMPENSATION

     Each non-employee Director is entitled to a $20,000 annual retainer and fee of $2,000 plus reasonable expenses for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically. Committee chairs of the Audit and Compensation Committees are paid a fee of $4,000, chairs of the other committees a fee of $2,000, and committee members $1,000 for each meeting attended. All such fees are payable in cash and are eligible for deferral until termination of service. Directors fees are also payable, at the election of the directors, and in whole or in part, in stock options or stock plan units acquired under the Directors' Plan. Deferred cash amounts are credited with an interest component. Directors also receive an annual stock option award under the Directors' Plan which is currently fixed at 5,000 shares. Directors who have completed five years of service become participants in the Directors' Retirement Plan. At termination of service, a participant receives benefits for a term of years following the termination of directorship equal to the sum of 50% of average compensation as a Director for the three most highly compensated years plus 2.5% of such average compensation for each year of service in excess of ten years, but not in excess of twenty years. Generally, the annual benefit will be payable over a period of years equal to a participant's years of service or may be paid in a discounted lump sum at the participant's election. Each director of ELI who is not an employee of either the Company or ELI is entitled to receive an annual retainer of $20,000, payable in shares of Class A Common Stock of ELI and cash, an additional $1,000 plus reasonable expenses for attending each meeting of the ELI Board of Directors, or committee meeting, $2,000 for each meeting which such director serves as chairman and an annual grant of options for 7,500 shares of Class A Common Stock of ELI, exercisable at an exercise price per share equal to the market price of the Class A Common Stock on the first trading day of each year. Commencing in 1999, each non-employee director of ELI can elect, in lieu of cash compensation, to have any portion of the annual retainer and fees payable for meetings attended paid in shares of Class A Common Stock of the Company or stock units to acquire Class A Common Stock of the Company under the EIP. At this time, Messrs. Stanger and Harfenist are non-employee directors of both the Company and ELI. In connection with the initial public offering (the "IPO") of ELI in 1997, Mr. Stanger received a grant of options of 10,000 shares and Mr. Harfenist 90,000 shares, both of Class A Common Stock of ELI at the IPO price. Directors who are also employees of the Company or ELI are not entitled to receive compensation for services rendered as directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of five independent Directors who are responsible for setting and administering compensation, including base salaries, annual incentives and stock-based awards paid or awarded to executive officers of the Company. The Compensation Committee oversees and approves incentive plan design, costs and administration. This report discusses the Compensation Committee's activities as well as its development and implementation of policies regarding compensation paid to the Company's executive officers for 1998.

                      COMPENSATION OF THE EXECUTIVE GROUP

     This section discusses the Company's 1998 strategy for its compensation program. The compensation of the Company's Chief Executive Officer is discussed separately in this report.

                             COMPENSATION STRATEGY

     The Compensation Committee's executive compensation policy has the following objectives:

     To align the interests of its executives and other key employees with those of the Company's customers, shareholders, employees and the strategic objectives of the Company.

     To link compensation of executives to the performance of the Company.

     To competitively compensate executives by matching the diverse businesses in which the Company operates with a diverse portfolio of compensation and benefits so that the Company can attract, motivate and retain executives of outstanding ability.

     To target base salaries at about the 50th percentile and total annual cash incentive between the 50th and 75th percentile for each executive as compared to his or her industry-specific peers.

     To offer significant levels of at-risk compensation in the form of stock option and/or restricted and performance share grants so that the long-term rewards available to the Company's executive officers will have a direct correlation to shareholder value.

Base Salary

     The Compensation Committee reviews recommendations and sets the salary levels of executive officers in the spring of each year. This review is based on the duties and responsibilities which the Company expects each executive to discharge during the current year and upon the executive's performance during the previous year. The Company performs external market comparisons, relative to industry-specific peers, based on individual job responsibility.

Annual Cash Incentives

     To retain and incent employees, the Citizens Incentive Plan (CIP) offers a competitive mix of total cash compensation relative to comparable industry norms. Under CIP, target incentives are assigned for each salary grade based on a continuous analysis of incentive pay practices in the various industries in which the Company operates. The CIP plan criteria are financial performance and individual performance, each of which is assigned a relative weight. For 1998, the Communications sector had one additional measure, which was customer satisfaction. Goals are established no later than the first quarter of the year for the full year. The plan criteria may be modified in a given year based on changes in the Company's business strategy.

     If the pre-determined financial goal is not met, the Compensation Committee may use its judgment to determine if there will be any cash incentive payout based on the other criteria: individual performance and, for 1998 in the case of the Communications sector, customer satisfaction improvement. Executive employees are subject to stricter application of financial performance standards than other employees. For performance above goal, additional cash incentive compensation may be granted.

     The CIP has a voluntary deferral option for certain executive employees, who can elect to defer all or part of their cash incentive each year into an interest-bearing account. The Compensation Committee approved the addition of a second investment option, a phantom high-yield bond fund, and may approve others.

1997 Annual Cash Incentive Awarded in 1998

     The annual at-risk cash incentives approved by the Compensation Committee in April 1998 were based on 1997 performance. The Company did not achieve its financial goals and the Compensation Committee, recognizing the Company's need to continue to motivate and retain its employees, used its discretion to award partial bonus pools. The guidance that was applied was that those closest to influencing the performance of the Company should be rewarded less than those further from influencing such performance. Therefore, management employees received a lower percentage of their potential awards than non-management employees.

     Overall the pools were funded at 68.5% of the total target pool. Awards for executive officers were handled on a case-by-case basis with awards averaging approximately 50% of target. The President and Chairman received no awards. One thousand, three hundred forty nine employees received CIP awards, representing 99% of the employees eligible to receive an award.

1998 Annual Cash Incentive Awards and Other Cash Incentives

     The Compensation Committee will consider CIP Awards for 1998 performance in the spring of 1999.

     For 1999, the CIP criteria are financial and individual performance. The financial measures that will be used to determine payout are the consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the Company and all of its subsidiaries other than ELI and free cash flow.

     The Company announced in May of 1998 its intention to separate into two companies, a communications company and public utilities company. The company designed a cash retention incentive plan for key executives in order to secure commitment through separation. See "Agreements with ELI -- Separation Agreement".

Common Stock Long-Term Incentives

     The purpose of the Equity Incentive Plan (EIP) is to provide common stock-related compensation to ensure that the Company can effectively attract, motivate and retain executives and employees in its business sectors. Stock options awarded in 1998 were granted in accordance with the EIP. All stock options awarded are non-qualified, awarded at fair market value, and vest over a period of three years.

     Within the EIP, there are two separate award programs, the Management Stock Option Plan (MSOP) and the Outstanding Citizen Award (OCA). The MSOP is designed to grant stock options to executives and other key management employees for individual contributions toward achievement of goals. Target awards are based on salary grade and are designed to compensate Citizens employees within the range of 50% to 150% of the long-term incentive compensation of companies in comparable industries based on individual performance.

     The OCA is designed to recognize and reward key employees below the management level who are considered to have high potential and who have made significant contributions. The target award is 1,500 stock options and recommendations are designed to be within the range of 750 to 2,500 options. Recommendations are at the discretion of the employee's manager.

     In April 1998, the Compensation Committee granted stock option awards to 162 executives/managers under the MSOP. Four hundred eighty one employees received stock option awards under the OCA, representing 15% of the eligible employees. Awards for executive officers were reduced based on 1997 performance and averaged approximately 80% of target.

     On October 19, 1998, performance shares were granted with vesting provisions contingent upon the achievement of a 15-month cumulative operating Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) goal. If the performance goal is not met, the performance shares will be forfeited. Performance shares were granted to eight officers, including the chairman and president, and represent a total of 397,000 shares. See footnote (3) to "Summary Compensation Table."

     The Committee will consider EIP Awards for 1998 performance in the spring of 1999.

     The Compensation Committee gave all active option holders (excluding executive officers) the opportunity to exchange certain existing stock options for fewer options at the fair market value on December 11, 1998. An economic value exchange was done using the Black-Scholes Option pricing model to determine exchange rates.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The employment agreement dated July, 1996 between Dr. Tow and the Company establishes the base annual salary of $900,000 and other items included in the "Other Annual Compensation" and "All Other Compensation" columns in the Summary Compensation Table or referred to under the caption "Employment Agreement."

     In 1998, Dr. Tow was not awarded an Annual Cash Incentive for 1997 performance by the Compensation Committee as a result of the Company's below target 1997 performance.

     The Compensation Committee will consider the Annual Cash Incentive and EIP for 1998 performance in the spring of 1999.

     In reviewing Dr. Tow's compensation for 1998, the Compensation Committee also will consider the implementation of the long-term objectives for the Company established by the Board of Directors. Principal among these is the mandate to expand and enlarge the Company's activities through merger, viewed by the Board as vital to the Company's success. The employment agreement referred to in this section is summarized in a later section of the proxy statement under the heading "Employment Agreement".

Compliance with Internal Revenue Code Section 162(m)

     The Compensation Committee has been advised that the compensation paid to the named executive officers in 1998, including the CEO, met the conditions required for full deductibility under Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the company's chief executive officer or any of the four other most highly compensated executive officers. Section 162(m) provides that qualifying performance-based compensation will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee has been advised that Section 162(m) does not apply to stock options outstanding as of December 31, 1998. The Company currently structures grants under stock-based programs in a manner that provides for an exemption from Section 162(m). Outstanding awards made under the CIP which, in conjunction with other outstanding compensation paid, could have caused the Section 162(m) limitation to be exceeded have been structured so they should be exempt from Section 162(m) by reason of the deferral of payment until after the retirement of the covered executive officer. Outstanding awards made under the CIP which, in conjunction with other outstanding compensation paid in 1998, could have caused the Section 162(m) limitation to be exceeded have been structured so they should be exempt from
Section 162(m) by reason of the deferral of payment until after the retirement of the covered executive officer. Awards made under the CIP, in conjunction with other compensation expected to be payable in 1999, will most likely cause the Section 162(m) limitation to be exceeded for that year. If the CEO's employment terminates prior to the end of the Term, payments required to be made to him are expected to exceed $1 million but, depending on the year of payment and depending on deferral arrangements, may not be subject to the limitation on tax deductibility. The Compensation Committee also recognizes that, in certain instances, it may be in the best interests of the Company to provide compensation that is not deductible.

Robert Stanger, Chairman, Norman I. Botwinik, Stanley Harfenist, Charles H. Symington, Jr., Edwin Tornberg

                             EMPLOYMENT AGREEMENT

     In 1996 the Company and Dr. Tow entered into a new employment agreement (the "1996 Agreement") which replaced the then effective 1990 employment agreement. The following constitutes a summary of certain of the provisions of the 1996 Agreement. The 1996 Agreement provides for Dr. Tow's service as Chairman and Chief Executive Officer of the Company for the Term of employment, January 1, 1997 through the end of 2000, and as a consultant for an additional five-year Advisory Period. Dr. Tow has agreed to accept an annual base salary of $900,000 for the Term, which is substantially reduced from his 1996 base salary under the 1990 employment agreement, and to accept more of his remuneration in risk-based compensation. After the Term he will receive compensation for advisory services at one-half of his former base salary. If employment terminates for any reason, except for termination by the Company for good cause or voluntary resignation by Dr. Tow, he will receive a commuted lump sum equivalent to 150% of his base salary for the remainder of the Term and 100% of cash compensation during the Advisory Period, as well as the annual bonuses and benefit plan contributions for the remainder of the Term, and all then existing benefits including share-based compensation. If Dr. Tow terminates employment because of a breach of the 1996 Agreement by the Company, he will receive $1 million. Dr. Tow is eligible to participate in all employee benefit and compensation plans.

     The 1996 Agreement included a performance share grant of 500,000 shares of Common Stock which shares are restricted. Restrictions on transfer will lapse at the end of the Term, or upon death, earlier termination of employment or certain corporate events. If employment ends at the end of 2000, or through resignation by Dr. Tow after February 1999 or termination by the Company for good cause, and there has been no increase in EBIDTA, as defined, for the year of termination compared to 1996, the performance shares will be canceled, or, if the increase in EBIDTA for the year of termination compared to that for 1996 is less than the performance goals, the shares will be reduced under a formula. In the event that Dr. Tow's entitlements are deemed to constitute excess parachute payments for tax purposes, the Company will pay any taxes resulting to him. Dr. Tow's continued employment by and association with Century Communications Corp. is acknowledged under the 1996 Agreement. His employee and retirement benefits are nonforfeitable except in certain circumstances which are materially detrimental to the Company. In lieu of supplemental pension and retirement benefits designed to reflect the extension of the period during which Dr. Tow will render services, the 1996 Agreement provides for life insurance coverage of $7,500,000, or equivalent, provided through a program of split-dollar arrangements payable to his estate or family or a trust for their benefit, in addition to that provided under the 1990 employment agreement. In addition, a $3,000,000 first-to-die split-dollar policy required by the 1990 employment agreement was converted to a $6,000,000 second-to-die policy which will permit the Company to recover its costs. All of the insurance arrangements purchased by the Company have been structured so that all of the Company's costs, including the time value of funds, in providing such benefits should be recovered from insurance proceeds. Dr. Tow and his wife during their lifetimes will continue to participate in the Company's health and other benefit plans, and, after his retirement from full-time employment, the Company will provide offices and support staff.

     If a threatened or actual change of control, as defined, shall occur, which includes, among other events, the acquisition by a person or group of 9% or more of the Company's voting securities and certain changes in the Board of Directors, Dr. Tow shall thereafter have the option exercisable by notice to the Company to acquire up to 6,000,000 shares of Common Stock at a price per share equal to the fair market value of the stock on the date notice is given. All shares covered by the 1996 Agreement will be adjusted to reflect the occurrence after June 27, 1996 of stock dividends, stock splits, or new issuances to holders of common stock of options, warrants, rights to acquire additional shares, or similar events.

                          SUMMARY COMPENSATION TABLE
     The following table sets forth the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers for services rendered to the Company and its subsidiaries for each of the fiscal years ended December 31, 1998, 1997 and 1996.

                                                Annual Compensation
                                                --------------------
                                                                                Other
                                                                               Annual
    Name and Position      Year         Salary             Bonus(1)         Compensation
------------------------  ------  ------------------  ------------------  ----------------
L. Tow .................  1998      $     900,000        $        --        $         0
 C.E.O. and               1997            900,000                  0            140,837(6)
 Chairman                 1996          1,325,416(9)       1,000,000             50,000(6)

D. A. Ferguson .........  1998            439,583                 --(14)              0
 C.O.O. and               1997            414,585                  0             11,683
 President,               1996            391,678            550,000              8,333

D. B. Sharkey(15) ......  1998            229,167                 --                  0
 C.O.O. and               1997            183,333            100,000(16)              0
 President,               1996            155,833             80,000                  0
 Electric Lightwave,
 Inc.

R.J. DeSantis ..........  1998            195,833                 --(14)              0
 Chief Financial          1997            167,083             33,000                  0
 Officer,                 1996            159,375             98,017                  0
 Vice President
 and Treasurer

O. Lee Jobe ............  1998            269,765                 --(14)              0
 Vice President-          1997            162,930             55,000                  0
 Communications
 Sector

                                      Long-term Compensation
                          -----------------------------------------------
                               Awards                 Payouts
                          ---------------  ------------------------------
                                               Securities
                                               Underlying       Long-term
                             Restricted         Options/        Incentive
                               Stock              SARs            Plan              All Other
    Name and Position          Awards            (#)(2)          Payouts          Compensation
------------------------  ---------------  ------------------  ----------  --------------------------
L. Tow .................     $      (3)       $        --          $0           $     333,377(4)(5)
 C.E.O. and                         (7)           202,000           0                  27,000(8)
 Chairman                          (10)           434,215(11)       0                 662,003(12)(13)

D. A. Ferguson .........            (3)                --           0                  91,250(4)
 C.O.O. and                         (7)           136,350           0                  85,879(8)
 President,                                       112,185           0                  81,813(13)

D. B. Sharkey(15) ......                               --           0                  33,759(4)
 C.O.O. and                         (7)            40,400           0                  30,036(8)
 President,                                        17,950           0                  27,790(13)
 Electric Lightwave,
 Inc.

R.J. DeSantis ..........            (3)            40,906           0                  59,491(4)
 Chief Financial                                   40,000           0                  56,212(8)
 Officer,                                          39,750           0                  48,006(13)
 Vice President
 and Treasurer

O. Lee Jobe ............            (3)(17)        51,133           0                  60,892(4)
 Vice President-                                   45,000           0                   39706(18)
 Communications
 Sector

------------
(1) All amounts in the column, unless otherwise indicated, were paid under the Incentive Deferred Compensation Plan ("IDCP") for 1996 and the CIP for 1997. Amounts granted under each of these plans are for performance for the stated Salary Year, but are determined and awarded in the subsequent year. Awards for 1998 will be considered by the Compensation Committee in the spring of 1999.

(2) Number of shares underlying options adjusted to reflect subsequent stock dividends. All awards shown are options; the Company has not awarded any SARs.

(3) On October 19, 1998, Drs. Tow and Ferguson were granted 141,655 and 70,828 performance shares, respectively, and Messrs. DeSantis and Jobe were granted 31,535 and 43,323 performance shares, respectively. As of December 31, 1998, the total number of restricted or performance shares held by each of Drs. Tow and Ferguson and Messrs. DeSantis and Jobe were 701,629, 70,828, 31,535 and 55,935, respectively, with a market value as of December 31, 1998 of $5,613,032, $566,624, $252,280 and $447,480,
     respectively. Performance shares granted on October 19, 1998 (except those granted to Dr. Tow) will vest if a specified Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) goal for the period of October 1, 1998 through December 31, 1999 is achieved. The goal consists of EBITDA targets for the Communications and Public Services sectors and does not include ELI. Performance shares granted to Dr. Tow on July 11, 1996 will vest on January 1, 2001 if a specified EBITDA goal is attained. Recipients of performance shares have the right to vote and receive dividends, if paid, on such shares.

(4) Represents the Company's matching contribution to each named executive officer's 401(k) plan and for Dr. Tow, Dr. Ferguson and Mr. DeSantis also represents the matching contribution to the Company's executive Deferred Savings Plan of $22,500, $5,958 and $250, respectively. Additionally, $80,292, $55,892, $28,759 and $54,241, respectively, represent the 1998 economic benefit of split-dollar life insurance for Dr. Ferguson and Messrs. Jobe, Sharkey and DeSantis. There was no economic benefit of split-dollar life insurance for Dr. Tow in 1998.

 (5) $305,877 of this amount represents the pretax cost to the Company pursuant to Dr. Tow's employment agreements of the term portion of split-dollar insurance arrangements. See footnote 12 to the Summary Compensation Table and "Employment Agreement."

 (6) $50,000 of the amount shown in this column for 1996 and 1997 represents payment for expenses pursuant to Dr. Tow's employment agreement; $90,837 for 1997 represents reimbursement pursuant to his employment agreement of legal and accounting fees incurred by Dr. Tow in 1994-1996.

 (7) In connection with the ELI IPO, on November 24, 1997 each of Drs. Tow and Ferguson and Mr. Sharkey was granted 125,000 restricted performance shares of Class A Common Stock of ELI. As of December 31, 1998, the total number of performance shares of Common Stock of ELI held by each of Drs. Tow and Ferguson and Mr. Sharkey was 125,000, with a market value as of December 31, 1998 of $1,023,750. One third of the shares granted to Dr. Ferguson and Mr. Sharkey will vest on the later of November 24 of each year following the date of grant or the achievement of a specified twelve-month revenue goal. The restrictions on Dr. Tow's 125,000 shares will lapse only if ELI attains revenues of at least $170 million for the thirteen months ended June 30, 2001 or for any thirteen month period thereafter until January 2005. Recipients of restricted shares have the right to vote and to receive dividends, if paid, on such shares.

 (8) Represents the Company's matching contribution to each named executive officer's 401(k) plan and in the instance of Dr. Tow and Dr. Ferguson also represents the matching contribution to the Company's executive Deferred Savings Plan of $22,250 and $4,958, respectively. Additionally, $76,179, $27,286 and $51,462, respectively, represent the 1997 economic benefit of split-dollar life insurance for Dr. Ferguson, Mr. Sharkey and Mr. DeSantis. There was no economic benefit of split-dollar life insurance for Dr. Tow in 1997.

 (9) Includes salary of $1,288,416 and director's fees of $37,000 for 1996.

(10) Covers restricted shares of Common Stock of the Company. As of December 31, 1998 the number of restricted or performance shares held by Dr. Tow pursuant to such grant was 559,974 shares, with a market value as of December 31, 1998 of $4,479,792. Recipients of restricted stock have the right to receive dividends. See "Employment Agreement."

(11) Includes an option for 220,193 shares of Common Stock granted in 1996 for 1994 performance.

(12) $536,653 of this amount represents the pretax cost to the Company pursuant to Dr. Tow's employment agreements of the term portion of split-dollar insurance arrangements for the three year period commencing with 1995. The split-dollar insurance arrangements are required under the Memorandum of Understanding entered into on June 21, 1996 that led to the settlement of certain stockholder litigation as a substitution for supplemental retirement benefits which resulted in a reversal of accruals as previously reported. The insurance arrangements purchased by the Company have been structured so that all of the Company's costs, including the time value of funds, in providing such benefits should be recovered from insurance proceeds.

(13) Represents the Company's matching contribution to each executive's 401(k) plan and in the instance of Drs. Tow and Ferguson also represents the matching contribution of the Company Executive Deferred Savings Plan. Additionally $71,063, $25,453 and $48,006, respectively, represent the 1996 economic benefit of split-dollar life insurance for Dr. Ferguson, Mr. Sharkey and Mr. DeSantis. There was no economic benefit of split-dollar life insurance for Dr. Tow in 1996.

(14) In the event that the proposed separation of the Company's telecommunications businesses and public services businesses into two-stand alone, publicly traded companies is completed, a Cash Retention Incentive of $250,000, $125,000 and $162,500 is required to be paid to Dr. Ferguson and Messrs. DeSantis and Jobe, respectively. See "Compensation Committee Report on Executive Compensation-Compensation Strategy-1998 Annual Cash Incentive Award and other Cash Incentives."

(15) The full amount of Mr. Sharkey's compensation is attributable to services rendered to ELI and is paid by or charged to ELI.

(16) Reflects amount paid by ELI in 1998 for 1997 performance.

(17) Mr. Jobe was granted restricted shares of Common Stock of the Company on June 30, 1997. As of December 31, 1998, the number of restricted shares held by Mr. Jobe pursuant to such grant was 12,612 shares, with a market value as of December 31, 1998 of $100,896. The first half of these shares will vest on June 30, 1999, and the second half will vest on June 30, 2000. Mr. Jobe has the right to vote and to receive dividends, if paid, on such shares. For the aggregate market value of restricted and performance shares held by Mr. Jobe as of December 31, 1998, see footnote 3 to the Summary Compensation Table.

(18) Represents moving expenses paid to Mr. Jobe in 1997.

                              1998 OPTION GRANTS

     The following table sets forth certain information concerning options granted to the named executive officers in 1998. No stock appreciation rights were granted in 1998. Option totals are as of the grant date.

                                                   % of Total
                         Number of Securities     Options/SARs       Exercise
                              Underlying           Granted to        or Base                      Grant Date
                             Options/SARs         Employees in        Price        Expiration      Present
         Name                Granted(#)(1)         Fiscal Year      ($/Sh)(2)         Date        Value $(3)
         ----           ----------------------   --------------   -------------   ------------   -----------
R. DeSantis .........          40,000                1.60%          10.46875         4/2/08         159,200
O. Lee Jobe .........          50,000                2.00%          10.46875         4/2/08         199,000

------------
(1) All options become exercisable at the rate of 33.3% per year on April 3 of 1999, 2000 and 2001.

(2) These options were granted on April 13, 1998 and the exercise price is $10.24.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized, if any, by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The pricing model assumes a dividend yield of 0.00%, a riskless rate of return of 5.49%, a six-year term of exercise and volatility of .260422.

                 AGGREGATED 1998 OPTION EXERCISES AND VALUE OF
                   OUTSTANDING OPTIONS AT DECEMBER 31, 1998

     The following table sets forth certain information concerning options exercised by the named executive officers during 1998 and the number and value of options held by them at December 31, 1998. There were no outstanding stock appreciation rights at December 31, 1998.

CAPTION>
                                                                                            Value of Unexercised
                                                            Number of Unexercised               In-the-money
                                                               Options/SARs at                 Options/SARs at
                                                              Fiscal Year-End(#)             Fiscal Year-End ($)
                                                        ------------------------------  -----------------------------
                           Shares Acquired
                           On Exercise(#)      Value
          Name              Common Stock     Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
          ----             ----------------  ----------  -------------  ---------------  -------------  --------------
L. Tow .................         0              0         3,185,323        315,108         153,284           --
D. A. Ferguson .........         0              0           496,695        187,608          66,290           --
D. B. Sharkey ..........         0              0            41,475         43,893              --           --
R. DeSantis ............         0              0           197,054        103,350          41,221           --
O. Lee Jobe ............         0              0             9,459         88,969              --           --

     All numbers are as of December 31, 1998 and reflect adjustment for stock splits and stock dividends paid subsequent to the date of grant. The closing price of the Common Stock on the NYSE on December 31, 1998 was $8.00 per share. Dollar amounts shown under all columns other than "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised, and actual gains, if any, on exercise will depend on the value of the Company's stock on the date of exercise.

                    CITIZENS UTILITIES COMPANY PENSION PLAN

     The Company has a noncontributory qualified retirement plan covering substantially all employees that provides benefits based on formulas related to base salary and years of service. Benefits shown are not subject to reduction for Social Security payments. The following table illustrates the estimated annual plan pension benefits (ten years certain for those who became participants prior to 1976) available to all covered employees (other than Kauai Electric Division employees, Louisiana Gas Division employees and certain telecommunications bargaining unit employees covered by separate benefit formulas) upon retirement at age 65 assuming a preretirement death benefit election of 100% joint and survivorship benefits. The remuneration classifications are based on the highest five-year average annual salary and the years of service represent years of credited service. Under federal tax law, remuneration above a specified annual limit may not be credited in the computation of retirement benefits under qualified plans. For 1998, this limit was $160,000. For this reason remuneration above $160,000 has not been included in the table below.

                              Pension Plan Table

           Remuneration
          (in thousands)                      Years of Service
          --------------        ----------------------------------------------
                                 5       10      15      20      25      35
                                 -       --      --      --      --      --
  $160......................    $12      $25     $37     $49     $62     $74

     Full years of credited service for individuals participating in the plan and listed in the Summary Compensation Table are seven for Dr. Tow, eight for Dr. Ferguson, four for Mr. Sharkey, thirteen for Mr. DeSantis and one for Mr. Jobe.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Mr. Stanger as Chairman and Messrs. Botwinik, Harfenist, Symington and Tornberg. No executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee of the Company; (ii) a director of another entity, one of whose executive officers served on the compensation committee of the Company; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

                         STOCK PRICE PERFORMANCE GRAPH

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                       AMONG CITIZENS UTILITIES COMPANY,
                     THE DOW JONES INDUSTRIAL AVERAGE INDEX
                   AND THE DOW JONES UTILITIES AVERAGE INDEX

                                   12/93     12/94     12/95     12/96     12/97     12/98
Citizens Utilities Company         $100       73        79         72        67        57
Dow Jones Industrial Average       $100      105       144        185       231       273
Dow Jones Utilities Average        $100       85       112        122       150       178

*$100 INVESTED ON 12/31/93 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF
 DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

     The chart above compares the Company's Common Stock performance with the performance on the Dow Jones Industrial Average Index (the "DJIA") and the Dow Jones Utilities Average Index (the "DJUA") by valuing the annual changes in common stock prices from December 31, 1993 through December 31, 1998, as required by Securities and Exchange Commission rules. The chart above assumes in each case an initial investment of $100 on December 31, 1993 and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the company's directors, executive officers and persons holding more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers, and 10% stockholders are also required to furnish the Company with copies of all such filed reports.

     Based solely upon a review of the copies of such reports furnished to the Company, or representations that no reports were required, the Company believes that, except as hereinafter described, all of its directors, executive officers and 10% shareholders complied with all filing requirements under Section 16(a) in 1998. A Statement of Changes in Beneficial Ownership on Form 4 for one transaction was filed late by Mr. Livingston Ross.

                              AGREEMENTS WITH ELI
General

     The Company owns 100% of the outstanding Class B Common Stock of ELI, which represents approximately 97% of the combined voting power of all of the outstanding Common Stock of ELI. Leonard Tow, Chairman of the Board and Chief Executive Officer of the Company, is the Chairman of the Board of ELI. Daryl A. Ferguson, President and Chief Operating Officer of ELI is Vice Chairman and Chief Executive Officer of the Company. Robert J. DeSantis, Chief Financial Officer of the Company, is Chief Financial Officer of ELI. David B. Sharkey, an executive officer of the Company, is the President and Chief Operating Officer and a Director of ELI. Stanley Harfenist and Robert Stanger, Directors of the Company, are Directors of ELI.

     The Company's relationship with ELI is governed by agreements entered into with ELI in connection with the IPO, including an Administrative Services Agreement, a Tax Sharing Agreement, an Indemnification Agreement, a Customers and Service Agreement and a Registration Rights Agreement, the material terms of which are described below.

Administrative Services Agreement

     The Administrative Services Agreement (the "Administrative Services Agreement") provides for the Company to render certain financial management services, information services, legal and contract services, human resources services and corporate planning services to ELI. Under the terms of the Administrative Services Agreement, all of the services are rendered by the Company subject to the oversight, supervision and approval of ELI, acting through its Board of Directors.

     The administrative costs payable by ELI to the Company pursuant to the Administrative Services Agreement are not expected to exceed the fees that would be paid if such services were to be provided by an independent third party.

     The Administrative Services Agreement will terminate on December 31, 2005, unless earlier terminated by the Company or ELI. The Administrative Services Agreement will be automatically renewed for additional terms of two years unless either party gives at least six months' written notice prior to a scheduled termination date. The Administrative Services Agreement can be terminated upon a material breach and will be terminated upon a change of control of ELI. Pursuant to the Administrative Services Agreement, in 1998 the Company received fees of $4,827,000 from ELI, excluding reimbursements for costs.

Tax Sharing Agreement

     As ELI is included in the Company's consolidated income tax group, ELI's federal income tax liability is included in the consolidated federal income tax liability of the Company and its subsidiaries. ELI is also included with certain subsidiaries of the Company in combined, consolidated or unitary income tax groups for state and local tax purposes. ELI and the Company are parties to a federal, state and local tax-sharing agreement (the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, the Company and ELI make payments between them such that, with respect to any period, the amount of taxes to be paid by ELI, subject to certain adjustments, will generally be determined as though ELI were to file separate federal, state and local income or franchise tax returns (including, except as provided below, any amounts determined to be due as a result of a re-determination of the tax liability of the Company arising from an audit or otherwise). ELI is responsible for any tax liability due any foreign jurisdiction arising from its business activities. The Tax Sharing Agreement will remain in effect so long as any taxing jurisdiction requires the filing of a combined tax return by both ELI and the Company.

     The Company has sole and exclusive responsibility for (i) preparing any tax returns (including amended returns or claims for refund) of ELI; (ii) representing ELI with respect to any tax audit or tax contest; (iii) engaging outside counsel and accountants with respect to tax matters regarding ELI; and
(iv) performing such other acts and duties with respect to ELI's tax returns as the Company determines is appropriate. The amounts that ELI will pay the Company under the Administrative Services Agreement will encompass reimbursement to the Company for all direct and indirect costs and expenses incurred with respect to ELI's share of the overall costs and expenses incurred by the Company with respect to tax related services.

     Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and ELI, during the period in which ELI is included in the Company's consolidated group, ELI could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of the Company's consolidated group.

Indemnification Agreement

     The Company and ELI are parties to an indemnification agreement (the "Indemnification Agreement"). The Indemnification Agreement provides that ELI will indemnify the Company for any liabilities incurred by the Company under any guarantees of ELI's obligations or liabilities of ELI and that ELI will pay the Company for its direct costs, if any, of maintaining such guarantees.

Registration Rights Agreement

     The Company and ELI are parties to a Registration Rights Agreement (the "Registration Rights Agreement"). The Registration Rights Agreement provides that, upon the request of the Company, ELI, at its expense, will use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock (and any other securities issued in respect of or in exchange therefor) held by the Company for sale in accordance with ELI's intended method of disposition thereof and will take such other actions necessary to permit the sale thereof in other jurisdictions, subject to certain specified limitations. The Company will also have the right, at its expense, to include the shares of Common Stock held by it in certain other registrations of common equity securities of ELI initiated by ELI on its own behalf or on behalf of its other shareholders.

Customers and Service Agreement

     The Company and ELI are parties to a Customers and Service Agreement (the "Customers and Service Agreement"). The Customers and Service Agreement contains provisions prohibiting ELI from competing with the Company for customers in the Company's existing service areas and in certain new lower density territories which the Company was or will be first to enter after the IPO. The Company has agreed that it will not compete with ELI in the service territories in which the Company provided services prior to the IPO and in certain new higher density territories which ELI was or will be first to provide services after the IPO. Neither the Company nor ELI may solicit an existing wholesale customer of the other company for services which such customer is currently receiving under contract from the other company. The relevant provisions were intended to permit ELI to continue all activities in which it engaged prior to the IPO, and to expand into related markets. The Customers and Service Agreement will remain in effect until the Company ceases to own a majority of the voting interest of the capital stock of ELI or its designees cease to constitute a majority of the directors.

Citizens' Guarantees of the Company's Obligations

     Lease

     In June 1995, ELI entered into agreements to lease certain equipment to be constructed for ELI (the "Lease"). The lessor has agreed to commit up to a maximum of $110,000,000 of the cost of purchasing and installing the equipment. Rental obligations for the equipment commenced in June 1995, and, with renewal options, will expire on April 30, 2002. The Company has guaranteed all obligations of ELI under the Lease and ELI is required to pay the Company a guarantee fee of 3.25% per annum of the amount of the lessor's investment in the leased assets. At December 31, 1998, $110,000,000 was outstanding on the Lease.

     Credit Facility

     On November 2, 1997, the Company and ELI entered into a five-year, $400 million revolving Credit Facility with Citibank, as agent for a group of lending banks. The Company has agreed to guarantee all debt obligations under the Credit Facility. The Credit Facility requires that the Company maintain a minimum net worth of at least $1 billion and continue to own at least 51% of the outstanding Common Stock of ELI. ELI has agreed to pay the Company a guarantee fee at a rate of 3.25% per annum based on the average balance outstanding. At December 31, 1998, ELI had outstanding loans payable to Citibank in the amount of $284 million.

     For 1998, the amount payable to the Company by ELI was $8,614,000 in fees for guarantees to ELI under the Lease and the revolving Credit Facility.

Refinancing of Obligations

     The Company and ELI have agreed that, if the Company intends to reduce its economic interest in ELI to less than 51%, the Company will be entitled to request ELI to refinance its obligations under the Lease and the Credit Facility and ELI shall be obligated to use its best efforts to do so. This refinancing would occur when the Company reduces its economic interest in the Company to less than 51%.

Telecommunications Services

     The Company has leased long term rights to fiber optic lines from ELI for which the Company has agreed to pay an annual fee of $360,000. Also, the Company and ELI have agreed to combine their purchases of long-haul services in an arrangement with a long distance company in order to receive a lower unit cost. ELI has agreed to reimburse the Company for the cost of ELI's usage and pay an additional fee consisting of 5% of such cost. The agreement was replaced effective May 1, 1997 with a 24-month term agreement which removed the 5% additional fee.

     The Company's Communications segment ("Citizens Communications") has transactions in the normal course of business with ELI. Citizens Communications is an Incumbent Local Exchange Carrier ("ILEC") in certain markets in which ELI provides services. In order to provide services in those markets, ELI purchases access from Citizens Communications. ELI is charged the full-tariff rate for those services, which was $4,790,000 in 1998, representing usage based charges for the services provided. Citizens Communications purchases certain services from ELI at prevailing market rates. In 1998, ELI recognized revenue in the amount of $2,882,000 for such related party transactions.

Separation Agreement

     On May 18, 1998, the Company announced its plans to separate its telecommunications businesses and public services businesses into two stand-alone publicly-traded companies. The Company intends to establish and transfer to a new company ("Newco") all of its telecommunications businesses, including its approximate 83% interest in ELI. This separation is subject to federal and state regulatory approvals and final Board approval, and is expected to be carried out through a distribution in the stock of the new company to the Company's shareholders. The public services businesses will continue to operate as Citizens Utilities Company and intend to provide gas transmission and distribution, electric transmission and distribution, water distribution and wastewater treatment services. This separation is being made in recognition of the different investment features, performance criteria, capital structures, dividend policies, customers' requirements and regulatory designs of each business, and would allow each business to pursue its own strategy and compete more effectively in its respective markets. The separation will strengthen both businesses and enable each of them to take full advantage of opportunities to enhance value.

     The Company received an order from the Federal Energy Regulatory Commission that granted an approval necessary to proceed with its separation plans. The Company filed a request with the Internal Revenue Service for a private letter ruling that the transaction is not subject to federal income tax. The Company has filed petitions with numerous state regulatory agencies for the approvals necessary to proceed with its separation plans and to date has received the necessary approval from a number of these agencies. An application with the Federal Communications Commission for the transfer of certain licenses and filings with the Securities and Exchange Commission will also be made during the separation process. The transaction is expected to be completed in the second half of 1999.

     Although the Company continues to aggressively pursue its separation plans, changing market conditions and new business opportunities may require it to consider other methods to enhance shareholder value, including the sale or other disposition of certain businesses and the acquisition of businesses similar to those that the Company retains.

     In the event that the separation occurs, the Company anticipates that all of its intercompany agreements with ELI would be assigned to Newco.

Other

     In the future, additional transactions (such as the separation described above) may occur and agreements may be reached between the Company and ELI in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, payment of dividends, incurrence of indebtedness, guarantees, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administrative and services arrangements, and issuances or sales of capital stock of ELI.

             CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1999, Adelphia Communications Corporation ("Adelphia") and Century announced the signing of a definitive agreement for the merger of Century with Adelphia. The Company currently owns 1,807,095 shares of Century Class A Common Stock. Pursuant to the Merger Agreement, each Century Class A Common share will be exchanged for cash of $9.16 and .6122 of a share of Adelphia Class A Common Stock (for a total market value of $44.14 per Century Class A Common share based on Adelphia's March 4, 1999 closing price of
$57 1/8).


     A subsidiary of the Company, in a joint venture with a subsidiary of Century, acquired and operates four cable television systems in southern California serving approximately 91,000 basic subscribers. Century is a cable television company of which Leonard Tow, the Chairman and Chief Executive Officer of the Company, is Chairman and Chief Executive Officer. In addition, Claire Tow, a director of the Company, is a Senior Vice President and a director of Century. See "Stock Ownership of Directors and Executive Officers." A management board on which the Company and Century are equally represented governs the joint venture. A subsidiary of Century (the "Manager") manages the day-to-day operations of the systems. The Manager does not receive a management fee but is reimbursed only for the actual costs it incurs on behalf of the joint venture. The Manager is obligated to pass through to the joint venture any discount, up to 5%, off the published prices of services or assets purchased for the joint venture for use in the systems. The Manager is entitled to retain any discount in excess of 5%. The Company accounts for the joint venture following the equity method of accounting. It is expected that these properties will become part of a strategic larger partnership with Tele-Communications, Inc., a cable operator in California, and Century. Upon consummation, the Company will own 5.5% of this partnership, which will serve 772,000 customers in the Los Angeles basin. The Company's 50% ownership in the joint venture is expected to be sold to Adelphia at a value of approximately $3,500 per subscriber.

     In January 1999, the Centennial Cellular Corp. ("Centennial"), was acquired as a result of its merger with CCW Acquisition Corp., a company organized at the direction of Welsh, Carson, Anderson & Stowe. The Company was a holder of 1,982,294 shares of Centennial Class B Common Stock. In addition, as a holder of 102,187 shares of Mandatorily Redeemable Convertible Preferred Stock (the "Preferred Security") of Centennial, the Company was required to convert the Preferred Security into approximately 2,972,000 shares of Class B Common Stock. In exchange for all of its common stock interests, the Company received approximately $223,100,000 in cash, of which approximately $17,500,000 related to accrued dividends on the preferred stock. The Company recorded a pre-tax gain of approximately $69,500,000 on this transaction in January 1999.

     Fleischman and Walsh LLP, of which Aaron Fleischman (a Director) is Senior Partner, performed legal services for the Company for which it was paid in 1998 approximately $714,355. The Company proposes to retain Fleischman and Walsh during the current year.

                                    GENERAL

     Representatives of KPMG Peat Marwick LLP, the Company's independent public accountants, are expected to be present at the annual meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The management does not know of matters other than the foregoing that will be presented for consideration at the meeting.

                             STOCKHOLDER PROPOSALS

     For proposals, if any, to be considered for inclusion in the proxy materials for the 2000 annual meeting, they must be received by November 22, 1999. Under the Company's Bylaws, if any stockholder intends to propose a nominee for director or the adoption or approval of any other matter by the stockholders at the annual meeting, the proponent must give written notice to the Company not earlier than January 1, 2000 nor later than February 15, 2000.

     The entire cost of soliciting management proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for such services. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus distribution costs and other expenses.

                                        By Order of the Board of Directors



                                        Charles J. Weiss
                                        Secretary

                  See Advance Registration Form on back cover.

                          Citizens Utilities Company
                      1999 Annual Meeting of Stockholders
                    10:00 a.m., Central Time, May 20, 1999

                             Wyndham Anatole Hotel
                                 Dallas, Texas









                           ADVANCE REGISTRATION FORM
                      (for registered stockholders only)*

Please send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend or send a representative to the Annual Meeting.

Attendance at the Annual Meeting is limited to Citizens' stockholders, or their authorized representative, and guests and employees of the Company.




                            Cut off at dotted line.
 ...............................................................................
                            (Please type or print)

Stockholder's
Name
--------------------------------------------------------------------------------
Address
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

City                                       State                 Zip
    ---------------------------------------     -----------------   ------------

I am a Citizens stockholder. My representative at the Annual Meeting will be:

--------------------------------------------------------------------------------
       (Admission card will be returned c/o the stockholder's address.)

--------------------------------------------------------------------------------
                            Stockholder's Signature

* If your shares are held in the name of any intermediary, please see instructions in the Chairman's letter (front cover of this proxy statement).

                                                           --------------
CITIZENS UTILITIES                                           BULK RATE
C/O ILLINOIS STOCK TRANSFER CO.                             U.S. POSTAGE
209 WEST JACKSON BLVD., SUITE 903                              PAID
CHICAGO, ILLINOIS 60606-6905                                 PERMIT #20
                                                            SANFORD, ME
                                                               04073
                                                           --------------

          MAIL TO:





      PROXY FOR CITIZENS UTILITIES COMPANY ANNUAL MEETING OF STOCKHOLDERS
                            YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:      1. By Internet
                                        2. By Phone
                                        3. By Mail

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY
              CARD, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

                          ILLINOIS STOCK TRANSFER CO.
                     209 WEST JACKSON BOULEVARD, SUITE 903
                            CHICAGO, ILLINOIS 60606
 ................................................................................

                           CITIZENS UTILITIES COMPANY
                 Proxy Solicited on Behalf of Board of Directors
The undersigned hereby appoints Andrew N. Heine, John L. Schroeder and Robert D. Siff or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Citizens Utilities Company (the "Company") to be held to Thursday, May 20, 1999, at 10:00 a.m., Central Time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting.

                                  Signature: ___________________________________

                                  Signature: ___________________________________

                                  Date: ________________________, 1999

                                  Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy, when properly executed, will be voted in the manner directed by the signatory stockholder. If no direction is made, this proxy will be voted "For" Proposal 1.
--------------------------------------------------------------------------------

VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our Internet Voting Site at http://www.eproxyvote.com/czn and follow the instructions on the screen.
3. When prompted for yor Voter Control Number, enter the number printed in the box labeled Voter Control Number on the front of the proxy card.

Please note that all votes cast by Internet must be submitted prior to 5:00 p.m., Central Time, May 19, 1999.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

       IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.
--------------------------------------------------------------------------------

VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1.800.555.8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed in the box labeled Voter Control Number on the front of the proxy card.

Please note that all votes cast by telephone must be submitted prior to 5:00 p.m., Central Time, May 19, 1999.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

       IF YOU VOTE BY TELEPHONE, PLEASE DO NOT RETURN YOUR PROXY BY MAIL.
--------------------------------------------------------------------------------

VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card and return it in the envelope provided.


                            THANK YOU FOR YOUR VOTE
 ................................................................................

Nominees:                           Proposal 1 - Election of Directors
                                    ----------
01 Norman I. Botwinik               [ ] For        [ ] Withheld        [ ] For, except vote withheld from the following Nominee(s)
02 Aaron I. Fleischman
03 Stanley Harfenist                                                       _______________________________________________________
04 Andrew Heine
05 John L. Schroeder                                                       _______________________________________________________
06 Robert D. Siff
07 Robert A. Stanger
08 Charles H. Symington, Jr.
09 Edwin Tornberg
10 Claire L. Tow
11 Leonard Tow